CRAiLAR TECHNOLOGIES, INC. REPORTS FOURTH QUARTER RESULTS

Fourth Quarter Highlights:

  Revenues increase to $1.9 million, up 378% from Q4 2013.
  Production volume increases 43% from Q3 2014.
  Adjusted EBITDA loss $0.3 million.

Victoria B.C. (April 13, 2015) CRAiLAR Technologies Inc. (the “Company”) (OTCQB: CRLRF) (TSXV: CL)), which produces and markets CRAiLAR® Flax fiber TheFriendliestFiberOnThePlanet™, today reported sales of $1.9 million and a net loss of $8.2 million or $0.12 per share for the fourth quarter ended December 27, 2014. This loss includes an $8.0 million or $0.12 per share non-cash impairment charge associated with its idled South Carolina facility. This compares with sales of $0.4 million and a net loss of $3.2 million or $0.07 per share for the fourth quarter ended December 28, 2013, which included an inventory impairment charge of $1.2 million partially offset by a $0.4 million bargain purchase gain. The Company’s Adjusted EBITDA for the quarter was a loss of $0.3 million, a reduction of $0.8 million from Q4 2013’s Adjusted EBITDA loss of $1.1 million. For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net loss, see non-GAAP Financial Measures below.

During the fourth quarter of 2014, the Company continued to make progress optimizing its European production facility. Fiber output volume increased by 43% over Q3 2014. Drying capacity was doubled with installation and programming of a second dryer and a kier overhaul which increases loads per cycle. Improved quality and volumes increased customer confidence and products using branded CRAiLAR fibers were launched this quarter. Forecasted demand for CRAiLAR Fibers now exceeds plant capacity. Two customers are investigating dedicated facilities and have scheduled validation trials for Q2 2015.

New equipment installation and overhaul this quarter led to some production disruptions, and some equipment failures limited output. A preventative maintenance regime is improving plant stability. An $8.0 million non-cash impairment charge was recorded in Q4 to write-down the value of our South Carolina plant, equipment and feedstock. This charge reflects the Company’s focus on European production and lack of near term plans to restart the plant. Decortication equipment from that location may be redeployed to support future direct-to-farmer feedstock sourcing initiatives in Western or Eastern Europe.

For the year ended December 27, 2014, the Company reported sales of $4.2 million and a net loss of $14.2 million or $0.25 per share, compared with $0.6 million sales last year and a net loss of $15.2 million or $0.34 per share. This year’s loss includes the aforementioned $8.0 million impairment charge associated with the South Carolina plant. Last year’s loss included a $4.6 million write-down of feedstock and seed inventory. The Company’s Adjusted EBITDA for the year was a loss of $3.4 million compared with an Adjusted EBITDA loss of $6.0 million last year. The Company is focused on two strategic initiatives: reducing feedstock costs and increasing production volume. To reduce feedstock costs we are expanding supply sources and beginning the process of contracting directly with farmers. Our feedstock strategies will allow us to improve margin, influence farming techniques (expanding potential fiber markets), and create a more secure supply chain. An optimized supply chain will create substantial cost advantages over traditional and competing sustainable fibers. To increase production volume and satisfy customer demand, we are optimizing the existing European plant and supporting customer validation trials. Expanded feedstock supply chain, direct to farmer sourcing, optimized production at our current plant, and future customer supported plants are critical future steps for CRAiLAR’s natural and sustainable fibers to disrupt the fiber industry.

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide “EBITDA,” which is a non-GAAP financial measure that consists of net loss before (a) interest expense, (b) accretion expense and (c) depreciation amortization and depreciation. “Adjusted EBITDA” further adjusts EDITDA with respect to share-based compensation expense, facility commissioning expense, fair value adjustment to derivative liabilities, gain/loss on settlement of debt, write down of assets, rent inducement expense, deferred income tax recovery and bargain purchase.

The Company believes that these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Management uses EBITDA and Adjusted EBITDA as a measure of the Company’s operating performance because they assist in comparing the Company’s operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, these non-GAAP financial measures are also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company’s capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use these measures as supplemental measures to evaluate the overall operating performance of developemental companies. Additionally, the Company believes that lenders or potential lenders use EBITDA and Adjusted EBITDA to evaluate the Company’s ability to repay loans.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net loss to Adjusted EBITDA for the periods presented (in thousands):

	For the thirteen		For the fifty-two
	weeks ended		weeks ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2014	2013	2014	2013
Net loss	($8,159)	($3,240)	($14,172)	($15,170)
Interest expense, net	540	676	2,198	1,931
Accretion expense	63	-	534	128
Amortization and depreciation	188	212	615	856
EBITDA	($7,368)	($2,352)	($10,825)	($12,256)
Share-based compensation	272	362	1,127	2,005
Facility commissioning expense	83	9	675	366
Fair value adjustment to derivative
liabilities	(1,224)	-	(2,140)	(453)
Gain/Loss on settlement of debt	133	-	(102)	-
Write down of assets	8,014	1,220	8,014	4,654
Rent inducement expense	8	38	33	152
Deferred income tax recovery	(199)	-	(199)	-
Bargain purchase	-	(426)	-	(426)
Adjusted EBITDA	($281)	($1,149)	($3,417)	($5,957)

Conference Call

A conference call to discuss the company’s fourth quarter and year ended December 27, 2014 results is scheduled to begin at 2:00 pm Pacific Daylight Time (5:00 pm Eastern Daylight Time) on April 13, 2015. Participants may access the call by dialing 877-705-6003 (North America) or 201-493-6725 (international), 5 to 10 minutes before the call and ask for the CRAiLAR Technologies Inc. Fourth Quarter 2014 Conference Call. In addition, the call will be broadcast live over the Internet and accessible through website: http://public.viavid.com/index.php?id=113929 If you are unable to participate during the live call, an audio replay will be available until midnight on April 27, 2015 by dialing 877-870-5176 or 858-384-5517 for international callers, and entering pin number 13606585. A transcript will be available approximately 24 hours after the call on CRAiLAR’s investor page.

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. CRAiLAR is focused on bringing cost-effective, sustainable, bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. The Company's business operations consist primarily of the production of its natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of its CRAiLAR® processing technologies in the cellulose pulp and composites industries. For more information, visit www.crailar.com.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Investor Relations Contact:

Ted Sanders,
CFO 866-436-7869
ir@crailar.com

Genesis Select Corp:
Budd Zuckerman
bzuckerman@genesisselect.com

Jeffery Fowlds
jfowlds@genesisselect.com
303-415-0200
ir@crailar.com

Media Contact:
Jay Nalbach, CMO
866-436-7869
pr@crailar.com

CRAiLAR Technologies Inc.
Consolidated Balance Sheets
(In Thousands US Dollars)

	December 27,	December 28,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$1,196	$1,193
Receivable	3,107	223
Inventory	449	945
Prepaid expenses and deposits	336	291
	5,088	2,652

Deferred Debt Issuance Costs	967	1,442
Property and Equipment, net	10,013	17,240
Intangible Assets, net	129	156
	$16,197	$21,490
LIABILITIES
Current liabilities
Accounts payable	$2,017	$2,378
Accrued liabilities	1,224	2,342
Unearned revenue	264	248
Notes payable	-	477
Current portion of loans payable	707	634
Derivative Liabilities	872	-
	5,085	6,079
Non-current liabilities
Deferred Income Tax Liability	-	199
Loans Payable	361	551
Long Term Debt	18,024	16,675
TOTAL LIABILITIES	23,469	23,504

STOCKHOLDERS' DEFICIT
Capital Stock
Authorized: unlimited common shares without par value Issued and outstanding: 66,378,003 common shares (2013 - 47,806,031 common shares)	39,665	34,889
Additional Paid-in Capital	15,219	9,934
Accumulated Other Comprehensive Income	1,483	585
Deficit	(63,639)	(47,423)
	(7,272)	(2,014)
	$16,197	$21,490

CRAiLAR Technologies Inc.
Consolidated Statements of Operations
(In Thousands US Dollars)

	For the thirteen week		Period ended
	Period Ended
	December 27,	December 28,	December 27,	December 28,
	2014	2013	2014	2013
Revenues	1,860	389	4,196	$587
Cost of sales
Materials and direct product production costs	1,436	247	3,513	470
Fixed Overhead	73	14	322	371
Facility commissioning costs	83	9	675	366
Depreciation	175	197	525	681
Impairment Loss on Inventory	370	1,220	370	4,642
Gross loss	(277)	(1,298)	(1,209)	(5,943)
Expenses
Marketing and promotion	91	57	371	663
Amortization and depreciation	13	15	90	175
General and administrative	1,233	1,487	4,820	6,638
Research and development	115	132	275	355
Write down of plant and equipment	7,491	-	7,491	13
	(8,943)	(1,691)	(13,047)	(7,844)
Loss before other items	(9,220)	(2,989)	(14,256)	(13,787)
Other income (expenses)
Accretion expense	(63)	-	(534)	(128)
Interest	(540)	(676)	(2,198)	(1,931)
Gain (loss) on disposal of assets	(153)	-	(153)	1
Gain on debt settlement	(133)	-	102	-
Fair value adjustment derivative liabilities	1,224	-	2,140	453
	-		-
Bargain purchase		426		426
Exchange gain (loss)	527	-	527	(204)
	862	(250)	(115)	(1,383)
Loss before taxes	(8,358)	(3,239)	(14,371)	(15,170)

Deferred income tax recovery	199	-	199	-

Net loss after taxes	(8,159)	(3,239)	(14,172)	(15,170)

Loss per share (basic and diluted)	(0.12)	(0.07)	(0.25)	(0.34)

Weighted average number of common shares outstanding	66,378,003	44,730,439	56,309,118	44,508,011

CRAiLAR Technologies Inc.
Consolidated Statements of Cash Flows
(In US Dollars)

	Period ended	Period ended
	Dec 27, 2014	Dec 28, 2013
Cash flows used in operating activities
Net loss	$(14,172)	$(15,170)
Adjustments to reconcile net loss to net cash from operating activities
Amortization and depreciation	615	855
Amortization of debt discount	534	128
Amortization of deferred debt issuance costs	428	347
Fair value adjustment of derivative liability	(2,140)	(453)
(Gain) loss on disposal of asset	153	(1)
Rent	33	152
Stock-based compensation	1,127	2,005
Gain on settlement of debt	(102)	-
Write down of equipment	200	13
Write down of inventory	370	4,642
Write down of plant and equipment	7,291	-
Exchange gain	(527)	-
Deferred income tax recovery	(199)	-
Bargain purchase	-	426
Changes in working capital assets and liabilities
Increase in accounts receivable	(2,884)	(87)
Decrease (increase) in inventory	127	(2,683)
Increase in prepaid expenses	(83)	(184)
Increase (decrease) in accounts payable	(248)	971
Increase in unearned revenue	-	248
Increase (decrease) in accrued liabilities	(373)	710
Net cash used in operating activities	(9,850)	(8,081)
Cash flows from (used in) investing activities
Sale of equipment	113	36
Purchase of property and equipment	(1,558)	(3,908)
Acquisition of intangible assets	(24)	(89)
Net cash flows used in investing activities	(1,470)	(3,961)
Cash flows used in financing activities
Issuance of capital stock on exercise of options and warrants	-	240
Promissory notes payable	(661)	621
Proceeds from long term debt	3,000	-
Loans payable	(176)	-
Proceeds from private placement, net of issue costs	3,079	1,879
Proceeds from offering, net of issue costs	5,983	-
Proceeds from convertible debenture	-	8,307
Deferred issuance costs	(15)	(887)
Net cash flows from financing activities	11,210	10,161
Effect of exchange rate changes on cash and cash equivalents	113	197
Increase (decrease) in cash and cash equivalents	3	(1,684)
Cash and cash equivalents, beginning	1,193	2,877

Cash and cash equivalents, ending	$1,196	$1,193